Exhibit 4.55

Business Operation Agreement

This Business Operation Agreement (hereinafter the “Agreement”) is entered into on the day of February 5, 2005 (hereinafter the “Effective Date”) among the following parties:

Golden VIP Information Technology (Beijing) Co., Ltd. (hereinafter “Party A”)

Registered Address: Room 206, Block B, Xingke Plaza, 10 Jiuxianqiao Street, Chaoyang District Beijing

Raymond Huang. (hereinafter “Party B”)

Address: Room 2305, Guanzhuang Yangguanghuayuan International Mansion-D, Chaoyang District, Beijing

ID No.: 11010819751101971X

Beijing ZhongMing VIP Marketing Consultants Co., Ltd. (hereinafter “Party C”)

Address: Room 2301, West Zhubang 2000 Business Center, Balizhuang Xili, Chaoyang District, Beijing

Legal Representative: Huang Xiaojun

WHEREAS:

(1) Party A is a limited company founded according to Chinese laws;

(2) Party C is a limited company founded according to Chinese laws;

(3) Party B is a shareholder of Party B, holding 75% equity interest of Party C;

(4) Pursuant to Credit & Debt Transfer Agreement signed between Party A, Party B and Raytime Consultant Limited (hereinafter “Raytime”) on February 5th 2005, Party B shall be assigned the debt of Party A to Raytime in amount of RMB750, 000. To secure Party B of its obligation under the Credit & Debt Transfer Agreement, Party C and Party A signed the Equity Interest Pledge Agreement on February 5th 2005, according to which Party B pledged all its equity interests in Party C to Party B. Party A, Party B, Party C and Raytime signed an Exclusive Purchase Right Agreement on February 5th 2005 with agreement that Raytime or any third party designated by Raytime can enjoy the exclusive purchase right of all the equity interest of Party B in Party C;

(5) As the daily business operation of Party C will produce substantial influence on Party B’s obligation in Credit & Debt Transfer Agreement and realization of the said Equity Interest Pledge Agreement and Exclusive Purchase Right Agreement, each party agrees upon discussion to define any matter related to business operation of Party C in accordance with the provisions in this agreement.

NOW THEREFORE, all parties through mutual negotiations hereby enter into this Agreement based upon the following terms:

1. In order to ensure Party C’s normal operation, Party A agrees, subject to Party C’s satisfaction of the relevant provisions herein, to act as the guarantor for Party C in the contracts, agreements or transactions in association with Party C’s operation between Party C and any other third party and to provide full guarantee for Party B in performing such contracts, agreements or transactions. Party B agrees to mortgage the receivables of its operation and the company’s whole asset to Party A as a counter guarantee. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party C, shall respectively enter into written guarantee contracts with Party C’s counter parties to assume the guarantee liability.

2. In consideration of the requirement of Article 1 herein and to ensure the performance of the various operation agreements between Party A and Party C and to ensure the payment of the various payables by Party C to Party A, Party C together with its shareholders Party B hereby jointly agree that Party C shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation unless the obtainment of a prior written consent from Party A, including without limitations to the following contents:

2.1 To borrow money from any third party or assume any debt (including contingent liabilities);

2.2 To sell to any third party or acquire from any third party any assets or rights, including without limitations to any intellectual property rights;

2.3 To provide security interest, financial burden or priority rights for any third party with its entire or partial assets or intellectual property rights;

2.4 To assign to any third party the agreements entered into by it on partial or entire or any of its businesses.

3. Appointment of the Company’s Employees

3.1 In order to ensure the performance of the various operation agreements between Party A, Party B and Party C, Party C together with its shareholders Party B hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at no time in respects of appointment and dismissal of the company’s employees, the company’s daily operation administration and the company’s financial administrative system.

3.2 Party C together with its shareholders Party B hereby jointly agree that Party C shall only appoint the personnel recommended by Party A as the directors of Party C, and Party C shall engage Party A’s high ranking officers or any other candidate recommended by Party A as Party C’s general manager, chief financial officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party C and Party C, shall appoint other high officers of Party A recommended by Party A to undertake such position.

4. Guarantees for Working Capital

The guarantee for the loan of working capital Party C together with its shareholders Party B hereby jointly agree and confirm that except the stipulation set forth in Article 1 herein, Party C shall seek a guarantee from Party A first if Party C needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party C on its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party C immediately and Party C shall seek a guarantee from other third party.

5. Termination

5.1 In the event that any of the agreements between Party A and Party C terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party C.

5.2 Party A has right to terminate the agreement by delivering 30 days’ written notice to Party C at any time. During the validity period of the agreement, Party C and Party B should not terminate the agreement in advance, except the regulations in the applicable law.

6. Compensation for Damage

All the parties agree that any party violating any obligation of the agreement shall compensate any or all loss, responsibility, expense, claim or expenditure (including legal expense and expenditure), to any other party (Hereinafter “Party Accepting Compensation”), and guarantee that the Party

Accepting Compensation shall not receive any damage.

7. Settlement of Distribution

7.1 The agreement shall be under the jurisdiction of the law of PRC, and be explained in accordance with the law of PRC.

7.2 Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.

7.3 Arbitration place shall be in Beijing, PRC.

7.4 Arbitration language shall be English.

7.5 The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or American citizen.

7.6 Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

7.7 Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

8. Effectiveness of the Agreement

8.1 This Agreement shall be executed and founded as of the date first set forth above by each party hereto and become effective since the date that Party C has completed its transference of 75% equity interest change to Party B. The Agreement shall remain effective during existence of Party A (including any extended period).

8.2 Any amendment and supplement of this Agreement shall be in a written form. The amendment and supplement after being duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.3 This Agreement is executed by Chinese in triplicate and each party holds one copy, which shall have the same legal effect.

(No text hereunder)

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Date first written above.

Party A: Golden VIP Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/

Official Seal:	/s/

Party B: Raymond Huang

Signature:	/s/

Party C: Beijing ZhongMing VIP Marketing Consultants Co., Ltd.

Official Seal:

Signature of Authorized Representative: